Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-255823-01

January 3, 2023

Pricing Information

Oklahoma Gas And Electric Company

$450,000,000 5.40% Senior Notes, Series due January 15, 2033

Issuer	Oklahoma Gas and Electric Company
Ratings (Moody’s / S&P / Fitch)*	A3 (Stable) / A- (Stable) / A (Stable)
Principal Amount	$450,000,000
Collateral Type	Senior Unsecured Notes
Format	SEC Registered
Trade Date	January 3, 2023
Settlement Date (T+2)	January 5, 2023
Maturity	January 15, 2033
Interest Payment Dates	Semi-annual payments on January 15 and July 15 of each year, beginning July 15, 2023
Optional Redemption Provisions Make Whole Call Par Call	T + 25 bps (at any time before July 15, 2032) At any time on or after July 15, 2032
Benchmark Treasury	4.125% due November 15, 2032
Benchmark Treasury Price	102-23+
Benchmark Treasury Yield	3.790%
Spread to Benchmark Treasury	T + 165 bps
Reoffer Yield	5.440%
Coupon	5.40%
Price to Public	99.692% of the principal amount
CUSIP / ISIN	678858 BX8 / US678858BX89
Joint Book-Running Managers	J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Co-Managers	BofA Securities, Inc.
KeyBanc Capital Markets Inc.
Morgan Stanley & Co. LLC
PNC Capital Markets LLC Scotia Capital (USA) Inc. BOK Financial Securities, Inc.

BOK Financial Securities, Inc., one of the underwriters, is an affiliate of BOKF, NA, the Trustee under the Indenture.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533, MUFG Securities Americas Inc. at (877) 649-6848 or U.S. Bancorp Investments, Inc. at (877) 558-2607.